Exhibit 23.2

Consent of Euromonitor International Limited

We hereby consent to (1) the use of and all references to the name of Euromonitor International Limited (including the brands “Euromonitor” or “Euromonitor International”) in the annual report on Form 20-F of AGI Inc (the “Company”) and any amendments thereto (the “20-F”); and (2) the filing of this consent as an exhibit to the 20-F by the Company for the use of our name, brands and information cited in the above-mentioned 20-F.

Sincerely,

By:	/s/ Chris Wetherall
	Name:	Chris Wetherall
	Title:	Director Corporate New Business

April 30, 2026